🚨 Banksy: Launching Now 🚨 Inbox ×

MASTERWORKS
Anthony DeSimone, Masterworks <adesimone@masterworks.com>
to me

Hi Sam,

You heard right! Banksy is back. The work is called *Monkey Detonator* and it's the only diptych version of this famous series to ever appear at auction or be shown publicly. Click here for immediate access.

If you need a reminder, here's some of Banksy's career stats:

- **$208M:** Banksy's total painting sales at auction over the last five years.
- **96%:** Percentage of the time that Banksy works went up in value when resold at auction ('07-'23).
- **60%:** Banksy's record price growth from 2003 to 2024.
- **32%:** The annualized net returns realized from our last Banksy exit (held 392 days).* Past performance not indicative of future returns, see disclosures.

Check out our new Banksy here and view the offering circular below.

Note: As we anticipate this offering to sell out quickly, investments are capped at $10k per person for the first 24 hours.

Thanks,

Anthony DeSimone
—

Investor Relations
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281